Exhibit 3.1

ARTICLES OF AMENDMENT

OF

FS INVESTMENT CORPORATION

FS Investment Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Corporation desires to, and does hereby, amend its charter (the “Charter”) as currently in effect as hereafter set forth.

SECOND: The Charter is hereby amended by deleting the existing Section 5.3 in its entirety and substituting in lieu thereof a new Section 5.3 which reads as follows:

Section 5.3: Preferred Stock. The board of directors, including a majority of the independent directors, may issue shares of Preferred Stock or classify or reclassify any unissued shares of Preferred Stock from time to time, in one or more classes or series of Preferred Stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations, or to dividends, qualifications, or terms or conditions of redemption of the stock.

THIRD: The Charter is hereby amended by deleting the existing Section 7.3(b)(iv) in its entirety and substituting in lieu thereof a new Section 7.3(b)(iv) which reads as follows:

(iv) Such indemnification or agreement to hold harmless is recoverable only out of net assets and not from the stockholders.

FOURTH: The Charter is hereby amended by deleting the existing Section 7.5 in its entirety and substituting in lieu thereof a new Section 7.5 which reads as follows:

Section 7.5 Express Exculpatory Clauses in Instruments. Neither the stockholders nor the directors, officers, employees or agents of the Corporation shall be liable under any written instrument creating an obligation of the Corporation by reason of their being stockholders, directors, officers, employees or agents of the Corporation, and all Persons shall look solely to the Corporation’s net assets for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any stockholder, director, officer, employee or agent liable thereunder to any third party, nor shall the directors or any officer, employee or agent of the Corporation be liable to anyone as a result of such omission.

FIFTH: The Charter is hereby amended by deleting the existing Section 11.1 in its entirety and substituting in lieu thereof a new Section 11.1 which reads as follows:

Section 11.1 Voting Rights of Stockholders. Subject to the provisions of any class or series of shares then outstanding and the mandatory provisions of any applicable laws or regulations, upon a vote by the holders of a majority of the shares entitled to vote on a matter, stockholders may, without the necessity for concurrence by the Adviser, direct that the Corporation: (a) amend the investment advisory agreement; (b) remove the Adviser and elect a new Adviser; (c) dissolve the Corporation; or (d) approve or disapprove the sale of all or substantially all of the assets of the Corporation when such sale is to be made other than in the ordinary course of the Corporation’s business. Without approval of holders of a majority of shares entitled to vote on the matter, the Corporation shall not permit the Adviser to: (a) amend the investment advisory agreement except for amendments that do not adversely affect the interests of the stockholders; (b) voluntarily withdraw as the Adviser unless such withdrawal would not affect the tax status of the Corporation and would not materially adversely affect the stockholders; (c) appoint a new Adviser; (d) sell all or substantially all of the assets of the Corporation when such sale is to be made other than in the ordinary course of the Corporation’s business; or (e) cause the merger or other reorganization of the Corporation. With respect to any shares owned by the Adviser, the Adviser may not vote or consent on matters submitted to the stockholders regarding the removal of the Adviser or regarding any transaction between the Corporation and the Adviser. In determining the existence of the requisite percentage of the Corporation’s shares entitled to vote on the matter and necessary to approve a matter on which the Adviser may not vote or consent pursuant to this Section 11.1, any shares of the Corporation’s stock entitled to vote on the matter and owned by the Adviser shall not be included.

SIXTH: The amendments to the Charter as set forth above have been approved by the Board of Directors of the Corporation in accordance with the requirements of Section 2-605 of the Maryland General Corporation Law.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President on December 19, 2008.

FS INVESTMENT CORPORATION

Attest:	/s/ Ryan Conley	By:	/s/ Michael C. Forman
	Ryan Conley		Michael C. Forman
	Secretary		President and Chief Executive Officer